SUBSCRIPTION AGREEMENT

     This Agreement is entered into as of the 29th day of December, 2000 by and between nStor Technologies, Inc., a Delaware corporation ("nStor") and H. Irwin Levy (the "Noteholder").

        WHEREAS, during calendar year 2000, the Noteholder and a company controlled by him made loans (the "Loans") to nStor, which Loans are evidenced by two promissory notes issued by nStor (the "Notes"); and

        WHEREAS, the principal balance of the Notes on the date hereof is 3,600,000; and

        WHEREAS, in consideration for the Loans, nStor desires to issue to the Noteholder a warrant to purchase 200,000 shares of common stock, par value $.05 per share, of nStor (the "nStor Common Stock") upon the terms and conditions described to the Board; and

        WHEREAS, nStor and the Noteholder desire that, effective as of the date hereof, the principal amount of the Notes be reduced to $1,600,000 plus any accrued interest on the Notes, in exchange for the issuance by nStor to the Noteholder of (i) 2,000 shares of Series G Preferred Stock, par value $.01 per share of the Company (the "Series G Preferred Stock") and (ii) a warrant to purchase 500,000 shares of nStor Common Stock, upon the terms and conditions described to the Board.

        NOW THEREFORE, the parties hereto agree as follows:

1.      Exchange of Notes for Shares.

               a. On the date hereof, (i) the Noteholder shall deliver the Note, duly endorsed to nStor; and (ii) nStor shall deliver to the Noteholder (A) a warrant to purchase 500,000 shares of nStor Common Stock ("Warrant A"), (B) a warrant to purchase 200,000 shares of nStor Common Stock ("Warrant B" and together with Warrant A, the "Warrants"), and (C) a new promissory note issued by nStor to the Noteholder in the principal amount of $650,000.

               b. The Company agrees that it shall amend its certificate of incorporation as soon as reasonable practicable after the date hereof to create the Series G Preferred Stock having the rights, preferences and privileges set forth in the Certificate of Designation for the Series G Preferred Stock, a form of which is attached hereto as Exhibit A and, immediately after the filing of such amendment, shall issue certificates representing 2,000 shares of Series G Preferred Stock (the "Preferred Shares") to the Noteholder. The Preferred Shares, the Warrant and the shares of nStor Common Stock issuable upon the exercise of the Warrants (the "Warrant Shares") are collectively referred to herein as the "Securities".

2. Representations of nStor. nStor hereby represents and warrants to the Noteholder the following:

               a. nStor is a corporation validly existing under the laws of the State of Delaware.

               b. The Preferred Shares, when delivered to the Noteholder in accordance with the terms hereof and the Certificate of Designation of the Series G Preferred Stock, will be duly authorized, validly issued, fully paid, and nonassessable.

               c. The Warrant Shares, when delivered to the Noteholder in accordance with the terms of the Warrants, will be duly authorized, validly issued, fully paid, and nonassessable.

3. Representations of the Noteholder. The Noteholder hereby represents and warrants to nStor the following:

               a. The Noteholder is the sole lawful holder of the Note, possesses all right, title and interest therein, has the requisite legal capacity and authority to transfer the Note, and has not transferred, pledged, or hypothecated the Note or any interest therein to any third party. The Note delivered to nStor pursuant to Section 1 hereof is the original Note.

               b. The Noteholder understands and represents that: (i) he must bear the economic risk of this investment for an indefinite period of time because none of the Securities have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and the pertinent state securities laws or unless an exemption from such registration is available; and (ii) he is acquiring the Securities for investment for his own account and not for the account of any other person, and not with any present view toward resale or other "distribution" thereof within that meaning of the Securities Act.

               c. The Noteholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Securities. The Noteholder is aware that an investment in the Securities is highly speculative and subject to substantial risks. The Noteholder is capable of bearing the high degree of economic risk and burdens of this investment, including the possibility of a complete loss of his investment. The financial condition of the Noteholder is such that he is under no present or contemplated future need to dispose of any of the Securities to satisfy any existing or contemplated undertaking, need or indebtedness.

               d. nStor has made available to the Noteholder, or his designated representative, during the course of this transaction and prior to the issuance of any of the Preferred Shares and the Warrants, the opportunity to ask questions of and receive answers from the officers and directors of nStor concerning the terms and conditions of the offering or otherwise relating to the financial data and business of nStor, to the extent that nStor or its officers and directors possess such information or can acquire it without unreasonable effort or expense. nStor has also made available to the Noteholder for inspection, documents, records, books and other written information about nStor, its business and this investment at nStor's principal executive office at 10140 Mesa Rim Road, San Diego, California, 92121.


4. Restricted Stock and Legend. The Noteholder acknowledges that the Securities offered hereunder are being offered pursuant to a private placement exemption under the Securities Act, and that the Securities are deemed "restricted securities" as defined in the Securities Act. Until the Preferred Shares or Warrant Shares become registered with the Securities and Exchange Commission (the "Commission"), each certificate representing a share of Common Stock or Series G Preferred Stock shall bear a legend in substantially the following form:

          THE SHARE(S) REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND THE CORPORATION HAS RELIED UPON AN EXEMPTION TO THE REGISTRATION REQUIREMENT UNDER THE ACT FOR THE SALE OF THE SHARE(S) REPRESENTED BY THIS CERTIFICATE TO ITS HOLDER. THEREFORE, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED STOCK AND MAY NOT BE SOLD OR TRANSFERRED TO ANY THIRD PARTY WITHOUT EITHER BEING REGISTERED UNDER THE ACT OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.



5. Resales. The Noteholder agrees not to resell or otherwise dispose of all or any part of the Securities, except as permitted by law, including, without limitation, any and all applicable provisions of this Agreement and any regulations under the Securities Act. Prior to any transfer or attempted transfer of any of the Securities issued hereunder, or any interest therein, the Noteholder shall give nStor written notice of his intention to make such transfer, describing the manner of the intended transfer and the proposed transferee. Promptly after receiving such written notice, nStor shall present copies thereof to its counsel or to any special counsel designated by the Noteholder or by such transferee which shall be reasonably acceptable to nStor. If in the opinion of such counsel the proposed transfer may be effected without registration of the Securities under the applicable federal or state securities laws, as promptly as practicable, the Securities proposed to be transferred shall be transferred in accordance with the terms of said notice. nStor shall not be required to effect any such transfer prior to the receipt of such favorable opinion(s); provided, however, nStor may waive the requirement that the Noteholder obtain an opinion of counsel, in its sole and absolute discretion. As a condition to such favorable opinion, counsel for nStor may require an investment letter to be executed by the proposed transferee.

6. Indemnification.  Each party hereto shall indemnify,  defend and hold the other harmless from and against all claims, losses, liabilities, costs, expenses, obligations, damages, including, without limitation, litigation costs and reasonable attorneys' fees , sustained, incurred or required to be paid by the other that would not have been sustained, incurred or paid is all the representations, warranties, agreements or covenants of the other party hereunder had been true, correct and duly performed.

7.      Miscellaneous.

           a. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered or when sent by registered mail, return receipt requested, addressed if to nStor, at nStor Technologies, Inc., 100 Century Blvd., West Palm Beach, FL 33417, attn: Jack Jaiven, with a copy to Larry Hemmerich, President of nStor, 10140 Mesa Rim Road, San Diego, California, 92121, and if to the Noteholder, at 100 Century Blvd., West Palm Beach, FL 33417, or at such other address as each such party furnishes by notice given in accordance with this Section 7.a., and shall be effective, when personally delivered, upon receipt, and when so sent by certified mail, four business days after deposit with the United States Postal Service.

           b. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

           c. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Florida applicable to the agreements made and to be performed entirely within such state, without giving effect to rules governing the conflict of laws. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

           d. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

           e. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto.

           f. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

           g. The headings in the Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

           h. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by telephone line facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.


                      [Signatures Appear on Following Page]


        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                        nSTOR TECHNOLOGIES, INC.



                                        By: /s/ Jack Jaiven
                                       ----------------------------------------
                                       Name: Jack Jaiven
                                       Title: Vice President


                                        NOTEHOLDER:

                                       /s/ H. Irwin Levy
                                     --------------------------------------
                                        H. Irwin Levy